NEWS RELEASE

                                                                        CONTACT:
                                                       Robert L. Montgomery, Jr.
                            Executive Vice President and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5405


         COLUMBUS MCKINNON ANNOUNCES FISCAL 2004 FIRST QUARTER GUIDANCE

Amherst, New York, July 8, 2003 - Columbus McKinnon Corporation (Nasdaq: CMCO) announced today its guidance for the first quarter of fiscal 2004, which ended on June 29, 2003. Columbus McKinnon expects to report consolidated net sales in the range of $106 million to $108 million for the first quarter of fiscal 2004. Income from operations is expected to range from $6.5 million to $7.0 million after restructuring charges of approximately $0.8 million. Depreciation and amortization for the quarter was approximately $2.7 million. Net income for the first quarter of fiscal 2004 is expected to range between $0.2 million to $0.4 million, or $0.01 to $0.03 per diluted share. Results for the fiscal 2004 first quarter will include a $3.5 million pre-tax gain related to the sale of real estate recorded as other income and expense (after income from continuing operations). Net cash provided by operating activities will include a $10.6 million cash tax refund related to the sale of our ASI business.

The Company will release first quarter fiscal 2004 results on July 22, 2003 and will hold a conference call and audio webcast to discuss the results. Information concerning the conference call and webcast will be issued on July 15, 2003.

         This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the Company's ability to amend its debt covenants with its lenders, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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